UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 3, 2011

COMVERSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

NEW YORK	0-15502	13-3238402

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

810 Seventh Avenue,
New York, New York
10019

(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (212) 739-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Compensatory Arrangements of Certain Officers

The Board of Directors (the “Board”) of Comverse Technology, Inc. (the “Company”), upon recommendation of its Compensation and Leadership Committee, made determinations with respect to the compensation of certain named executive officers of the Company for the fiscal year ended January 31, 2011 (“Fiscal 2010”).

On March 3, 2011, upon recommendation of the Compensation and Leadership Committee, the Board approved discretionary Fiscal 2010 incentive cash awards to each of Dror Bin, the Executive Vice President, President, Global Sales of Comverse, Inc., the Company’s wholly-owned subsidiary (“Comverse”), Joel Legon, the Senior Vice President and Interim Chief Financial Officer of the Company, Gabriel Matsliach, the Senior Vice President, Global Products and Operations of Comverse, and Shefali Shah, the Senior Vice President, General Counsel and Corporate Secretary of the Company in the amount of $330,520, $110,526, $258,016 and $286,890, respectively.

Additionally, on March 3, 2011, upon recommendation of the Compensation and Leadership Committee, the Board approved the grant of deferred stock unit (“DSU”) awards to Dr. Matsliach, Mr. Legon and Ms. Shah of 40,000 shares, 40,000 shares and 60,000 shares, respectively.  Each DSU award represents the right to receive one share of the Company’s common stock at the end of the applicable deferral period.  The DSU awards are scheduled to vest as to 40% of the shares underlying the DSU awards on the first anniversary of the date of grant and as to 30% of the shares underlying the DSU awards on each of the second and third anniversaries of the date of grant, subject to accelerated vesting under certain circumstances.

In addition, on March 3, 2011, the Board approved the terms of the Company’s employment of Mr. Burdick as Executive Chairman and Chief Executive Officer of the Company, effective from his appointment on March 4, 2011.  Such employment will be terminable at will by either the Company or Mr. Burdick.  Mr. Burdick will be paid a base salary at a rate of $700,000 per annum, will have an on target bonus opportunity of $700,000, pro-rated for his tenure as Executive Chairman and Chief Executive Officer (the payment of which will depend on the achievement of metrics to be determined by the Board or its Compensation and Leadership Committee), and will be eligible to participate in any plan or arrangement (other than severance plans or arrangements) offered from time to time to other similarly situated executive officers of the Company.  Mr. Burdick will be based in London, United Kingdom, but is expected to travel between London and New York, New York, Tel Aviv, Israel or as otherwise required and will be entitled to the reimbursement of reasonable business expenses for such travel and related lodging.  During his period of service as Executive Chairman and Chief Executive Officer, he will also be entitled to receive equity awards in the form of DSUs under the Company’s stock incentive plans for a number of shares of the Company’s common stock equal to a value of $400,000 per quarter (with the number of DSUs to be awarded to be based upon the closing price per share of the Company’s common stock on the last trading day of each fiscal quarter and with the DSUs to be issued quarterly in arrears and prorated for any partial quarters); provided that in respect of the period March 4, 2011 through December 31, 2011, the value of the shares of common stock underlying DSUs to be granted will be reduced by $52,500 per quarter to offset the value of DSUs awarded to Mr. Burdick on December 2, 2010 in respect of his service as a director and non-executive Chairman of the Board during calendar year 2011.  Such DSUs will vest on the first anniversary of the date of grant, subject to acceleration in certain circumstances.  Shares underlying such DSUs will be delivered on the first anniversary of the date of grant.  The Company and Mr. Burdick agreed to review and adjust Mr. Burdick’s compensation terms if and when the scope of his role materially changes, including, among other circumstances, upon the Company becoming current in its periodic reporting obligations under the federal securities laws and upon the Company engaging a Chief Executive Officer for Comverse.  A letter agreement between the Company and Mr. Burdick reflecting such terms was executed and delivered on March 9, 2011, a copy of which is filed as an exhibit hereto and incorporated herein by reference.

Item 9.01.	Exhibits

(d)           Exhibits

Exhibit	Description
10.1	Letter Agreement, dated March 9, 2011, by and between Comverse Technology, Inc. and Charles Burdick.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMVERSE TECHNOLOGY, INC.

Date: March 9, 2011	By:	/s/ Shefali A. Shah
	Name:	Shefali A. Shah
	Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description
10.1	Letter Agreement, dated March 9, 2011, by and between Comverse Technology, Inc. and Charles Burdick.

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